Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the registration statement on Form S-4/A and related joint proxy statement/prospectus filed by Bristol-Myers Squibb Company and to the incorporation by reference therein of our report dated March 1, 2018, with respect to the consolidated financial statements of Juno Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, and included in Celgene Corporation’s Current Report on Form 8-K/A dated May 18, 2018, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
February 19, 2019